UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 11, 2011

THE BRAINY BRANDS COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-164000	30-0457914
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

460 Brogdon Road, Suite 400
Suwanee, GA 30024
(Address of principal executive offices) (zip code)

(678) 762-1100
 (Registrant's telephone number, including area code)

  Copies to:
Marc Ross, Esq.
David B. Manno
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

N/A
 (Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 11, 2011, The Brainy Brands Company, Inc. (the “Company”) entered into a subscription agreement (the “Subscription Agreement”) with accredited investors (the “Investors”). Pursuant to the Subscription Agreement, on August 11, 2011, the Company issued and sold to the Investors, convertible promissory notes (the “Notes”) in the aggregate principal amount of $220,000 (the “Private Placement”). The Notes are secured by all of the assets of the Company. The Notes are convertible into common stock of the Company at an exercise price of $0.40 per share, subject to adjustment in the event of stock splits, stock dividends, or in the event of certain subsequent issuances by the Company of common stock or securities convertible into common stock at a lower price. The Notes will mature two years from the date of issuance and bear interest at the rate of 10% per annum due and payable semi-annually in arrears commencing September 30, 2011 and upon maturity. Pursuant to the Private Placement, the Company issued to the Investors warrants to purchase 30 shares of common stock (the “Warrants”) for each $4.00 principal amount of Notes, such that the Company issued an aggregate of 1,650,000 Warrants. The Warrants have a five-year term, may be exercised on a cashless basis, and have an exercise price of $0.60, subject to adjustment in the event of stock splits, stock dividends, or in the event of certain subsequent issuances of the Company of common stock or securities convertible into common stock at a lower price. The Notes may not be converted, and the Warrants may not be exercised, to the extent such conversion or exercise would cause the holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of the Company’s then outstanding shares of common stock following such conversion or exercise.

A second closing under the Subscription Agreement may occur (the “Second Closing”), subject to certain conditions including the consent of the Investors, within 45 days after the initial closing of the Private Placement, for additional principal amount of up to the balance of $2,400,000 in Notes.  If such Second Closing occurs, the Company will issue Notes and Warrants on the same terms and conditions as the Private Placement. A third closing under the Subscription Agreement may occur (the “Third Closing”), subject to certain conditions including the consent of the Investors, within 60 days after the Second Closing, for additional principal amount of up to the balance of $2,400,000 in Notes.  If such Third Closing occurs, the Company will issue Notes and Warrants on the same terms and conditions as the Private Placement.

In connection with the Subscription Agreement, the pledge and escrow agreement, dated April 18, 2011 (the “Pledge Agreement”) with the shareholders identified on Schedule A thereto (consisting of John Benfield (the Company’s chief executive officer), Dennis Fedoruk (the Company’s president and chief creative officer) Ronda Bush (the Company’s chief operations officer) and Jerry Bush (an employee of the Company and the husband of Ronda Bush) (the “Shareholders”)), and Grushko & Mittman, P.C. , as escrow agent (the “Escrow Agent”), pursuant to which, the Shareholders placed the aggregate 14,724,994 shares of common stock of the Company held by the Shareholders (the “Shares”) in escrow with the Escrow Agent, was terminated. Pursuant to the Pledge Agreement, the Shares were to be returned to the Shareholders if the Company were to meet the Revenue Target set forth in the Pledge Agreement, or released to the Investors named therein if and in the proportion that the Company were to fail to meet the Revenue Target. The Revenue Target was defined under the Pledge Agreement as $2,000,000 gross cash revenues from sales in the ordinary course of business, net of returns and refunds, as recognized in accordance with generally accepted accounting principles (“GAAP”), and the gross cash receipts from long-term licensing fees received during the year ended December 31, 2011, even if such entire licensing fees were not included in revenues pursuant to GAAP, during the year ended December 31, 2011.

The Investors were subscribers under the subscription agreement, dated as of November 24, 2010, among the Company and the subscribers identified on Schedule 1 thereto, and certain of the Investors were subscribers under the subscription agreement, dated as of April 18, 2011, among the Company and the subscribers identified on Schedule 1 thereto.

In connection with the foregoing, the Company relied upon the exemption from securities registration afforded by Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) and/or Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, and transfer was restricted by the Company in accordance with the requirements of the Securities Act.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Subscription Agreement, dated August 11, 2011, between the Company and the Investors
10.2	Form of Note
10.3	Form of Warrant
10.4	Subsidiary Guarantee, dated August 11, 2011, between Brainy Acquisitions, Inc. and the Collateral Agent named therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BRAINY BRANDS COMPANY, INC.

Dated: August 12, 2011	By:	/s/ John Benfield
Name: John Benfield
Title: Chief Executive Officer

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